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CONSENT:


                                                                   Exhibit 23.1


Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Avid Technology, Inc. on Form S-3 (File Nos. 33-93472, 33-96456 and 333-03128) and Form S-8 (File Nos. 33-64126, 33-64130, 33-64128, 33-64124, 33-82478,
33-88318,  33-98692,  333-08821,  333-08823  and  333-08825) of our report dated
February 6, 1997, on our audits of the consolidated financial statements and financial statement schedule of Avid Technology, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K.





/s/ COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 17,1997